AMENDMENT TO
FUND ACCOUNTING AGREEMENT


     This Amendment is made as of October 1, 1997, between The Hirtle Callaghan Trust (the "Trust") and BISYS Fund Services, Inc. ("Fund Accountant"). The parties hereby amend the Fund Accounting Agreement (the "Agreement") between the Trust and Fund Accountant, dated as of October 1, 1996, as set forth below.

     WHEREAS, the parties hereto wish to modify Section 3 of the Agreement and Schedule A to the Agreement by revising the fees that are payable to Fund Accountant; and

     WHEREAS, the parties hereto wish to modify Section 6 of the Agreement by extending the initial term set forth therein.

     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

     2.Section 3 of the Agreement shall be amended by adding the following sentence at the end of such paragraph:

          Effective as of October 1, 1997, for the services rendered, the facilities furnished and the expenses assumed by Fund Accountant pursuant to this Agreement, the Trust shall pay to Fund Accountant compensation that is more particularly described in the Omnibus Fee Agreement among BISYS Fund Services Limited Partnership, BISYS Fund Services, Inc. and the Trust, dated October 1, 1997.

     3.Schedule A to the Agreement, as amended effective January 1, 1997, shall be amended by adding the following sentence at the end of the fee schedule contained therein:

          Effective as of October 1, 1997, the fee schedule set forth above shall be superseded by the fee schedule that is more particularly described in the Omnibus Fee Agreement among BISYS Fund Services Limited Partnership, BISYS Fund Services, Inc. and the Trust, dated October 1, 1997.

4. Section 6 of the Agreement shall be amended by replacing the first sentence of the first paragraph of the section entitled "Term" with the following:

The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date this Agreement is executed by both parties and ending on December 31, 1998.

     5. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

6. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                   THE HIRTLE CALLAGHAN TRUST


                                   By: ___/s/_______________________________

                                   Title:________________________________



                                   BISYS FUND SERVICES, INC.


                                   By: _____/s/_____________________________

                                   Title:________________________________